Exhibit 10.17.3

FEDERAL HOME LOAN BANK OF CHICAGO

2008 BOARD OF DIRECTORS COMPENSATION POLICY

GENERAL

The Board of Directors of the Federal Home Loan Bank of Chicago (“Bank”) hereby adopts this directors’ compensation policy for 2008 (“Policy”).

COMPENSATION POLICY METHODOLOGY

The goal of the Policy is to appropriately compensate the Directors for actual attendance and participation at the meetings of the Board of Directors and the committees of the Board and also for work performed on behalf of the Board of Directors and the Bank apart from such meetings. Under this policy, compensation consists of per-meeting fees. The fees are intended to compensate Directors for: (1) their time spent reviewing the material sent to them on a periodic basis by the Bank; (2) making themselves available and participating in any necessary telephonic meetings and for chairing meetings; (3) actual time spent attending the meetings; and (4) fulfilling the responsibility of directors.

PAYMENT AND FEE STRUCTURE

Each Director, other than the Chairman and the Vice Chairman, will receive (i) $2,800 for each day spent in attendance at one or more meetings of the Board or its committees; or (ii) in the case of a Director who chairs one or more Committee meetings, $3,000 for each day chairing such Committee.

The Chairman of the Board of Directors will receive $4,400 for each day spent in attendance presiding at one or more meetings of the Board of Directors or the Executive Committee and for each day spent attending other committee meetings.

The Vice Chairman will receive $3,600 for each day spent in attendance at one or more meetings of the Board or its committees.

Meeting fees of $1,500 per day will also be paid to Directors for their participation in any other special meetings or events (where no other fee or compensation is paid to such Director) on behalf of the Board of Directors and the Bank at the request of the Federal Housing Finance Board or at other events approved by the Board of Directors.

Each Director’s total compensation (excluding expenses) for 2008 shall not exceed the amounts shown below for each class of director:

Chairman	$29,944
Vice Chairman	$23,955
Director	$17,967

COMPLIANCE WITH LEGAL REQUIREMENTS

In no event shall any Director be paid amounts which would exceed the annual limitations on compensation set forth in Section 7(i) of the Federal Home Loan Bank Act (12 U.S.C. §1427(i)), as amended by the Gramm-Leach-Bliley Act of 1999, and as adjusted by the Federal Housing Finance Board pursuant to 12 C.F.R. §918.3.

EXPENSES

Each Director will be reimbursed for necessary and reasonable travel, subsistence and other related expenses incurred in connection with the performance of their official duties (including telephonic meetings or meetings called at the request of the Federal Housing Finance Board or other FHLB System body) as are payable to senior officers of the Bank under the Bank’s Employee Reimbursement Policy.

APPROVED BY THE BOARD OF DIRECTORS

Dated: December 18, 2007

/s/ Peter E. Gutzmer
Corporate Secretary